EXHIBIT 99.1

For further information contact
John S. Weatherly, CFO 1-800-451-1294

FOR IMMEDIATE RELEASE

     Callon Petroleum Company Reports Results
     For Third Quarter, First Nine Months of 2004

     Natchez, MS (November 8, 2004)—Callon Petroleum Company (NYSE: CPE/CPE.PrA) today reported results of operations for both the quarter and the nine-month period ended September 30, 2004.

     For the three-month period ended September 30, 2004, Callon reported net income of $546,000, or $0.01 per diluted share which included charges of $532,000, or $0.03 per diluted share, attributable to early extinguishment of debt and $731,000, or $0.04 per diluted share, for ineffective hedges in accordance with SFAS No. 133 as a result of Hurricane Ivan’s production interruption for the month of October 2004. The company reported a net loss of $2.0 million, or $0.17 per share on a diluted basis, for the same period in 2003.

     Operating results for the three-month period ended September 30, 2004 include a 67% increase in oil and gas sales to $25.1 million from average production of 50.6 million cubic feet of natural gas equivalent per day (MMcfe/d). This corresponds to sales of $15.1 million from average daily production of 33.3 MMcfe/d during the same period in 2003. On September 13, several of our fields were shut-in due to the approach of Hurricane Ivan. As a result of the adverse aftermath of that severe storm, the company had to defer production of approximately 9 million cubic feet of natural gas equivalent per day during the third quarter of 2004.

     The average price, after the impact of hedging, received per thousand cubic feet of natural gas in the third quarter of 2004 increased to $6.11 compared to $4.97 during the third quarter of 2003, while the average price, after the impact of hedging, received per barrel of oil in the third quarter of 2004 increased slightly to $27.83 compared to $26.76 during the same period a year earlier.

     For the nine months ended September 30, 2004, the company reported net income of $12.4 million, or $0.74 per diluted share. This compares to a net loss of $1.3 million, or $0.17 per share on a diluted basis, for the same period in 2003.

     Operating results for the nine-month period ended September 30, 2004 include a 73% increase in oil and gas sales to $94.7 million from average production of 62.2 million cubic feet of natural gas equivalent per day (MMcfe/d). This corresponds to sales of $54.8 million from average daily production of 37.4 MMcfe/d during the same period in 2003. The average price, after the impact of hedging, received per thousand cubic feet of natural gas for the nine-month period ended September 30, 2004 increased to $6.11 compared to $5.43 during the first nine months in 2003, while the average price, after the impact of hedging, received per barrel of oil increased slightly to $29.63 compared to $28.15 during the same period a year earlier.

     For the three months ended September 30, 2004, discretionary cash flow totaled $13.4 million compared to $6.0 million during the same period of the previous year. Net cash flow provided by operating activities, as defined by GAAP, totaled $14.9 million and $7.3 million during the three-month periods ended September 30, 2004 and 2003, respectively. (See “Non-GAAP Financial Measure” that follows and the accompanying reconciliation of discretionary cash flow to net cash flow provided by operating activities.)

     For the nine months ended September 30, 2004, discretionary cash flow totaled $56.9 million compared to $27.3 million during the first nine months of the previous year. Net cash flow provided by operating activities, as defined by GAAP, totaled $54.7 million and $31.2 million during the nine-month periods ended September 30, 2004 and 2003, respectively. (See “Non-GAAP Financial Measure” that follows and the accompanying reconciliation of discretionary cash flow to net cash flow provided by operating activities.)

     Non-GAAP Financial Measure - This news release refers to a non-GAAP financial measure as “discretionary cash flow.” Callon believes this measure is a financial indicator of the company’s ability to fund capital expenditures and service debt. Callon also believes this non-GAAP financial measure of cash flow is useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Many investors use the published research of these analysts in making their investment decisions. Discretionary cash flow should not be considered an alternative to net cash provided by operating activities or net income as defined by GAAP.

Reconciliation of Non-GAAP Financial Measure:	Three Months Ended		Nine Months Ended
(In thousands)	September 30,		September 30,
	2004	2003	2004	2003
Discretionary cash flow	$13,407	$6,007	$56,931	$27,278
Net working capital changes and other changes	1,498	1,317	(2,262)	3,919

Net cash flow provided by operating activities	$14,905	$7,324	$54,669	$31,197

Consolidated Condensed Balance Sheets:
(In thousands)

	September 30,	December 31,
	2004	2003
	(Unaudited)
Cash and cash equivalents	$6,821	$8,700
Restricted cash	—	63,345
Oil and gas properties, net	397,071	390,163
All other assets	37,113	33,824

Total assets	$441,005	$496,032

Long-term debt excluding current maturities	$187,080	$214,885
All other liabilities	72,377	147,886
Stockholders’ equity	181,548	133,261

Total liabilities and stockholders’ equity	$441,005	$496,032

Production and Price Information:	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,
	2004	2003	2004	2003
Production:
Oil (MBbls)	376	49	1,354	140
Gas (MMcf)	2,405	2,772	8,924	9,365
Gas equivalent (MMcfe)	4,659	3,068	17,050	10,206
Average daily (MMcfe)	50.6	33.3	62.2	37.4
Average prices:
Oil ($/Bbl)	$27.83	$26.76	$29.63	$28.15
Gas ($/Mcf)	$6.11	$4.97	$6.11	$5.43
Gas equivalent ($/Mcfe)	$5.40	$4.92	$5.55	$5.37

Callon Petroleum Company
Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Operating revenues:
Oil and gas sales	$25,138	$15,082	$94,663	$54,759

Total operating revenues	25,138	15,082	94,663	54,759

Operating expenses:
Lease operating expenses	5,771	2,659	17,062	8,003
Depreciation, depletion and amortization	10,147	6,416	36,458	20,769
General and administrative	1,509	1,068	6,839	3,704
Accretion expense	825	772	2,555	2,214
Derivative expense (income)	1,519	(199)	1,608	335

Total operating expenses	19,771	10,716	64,522	35,025

Income from operations	5,367	4,366	30,141	19,734

Other (income) expenses:
Interest expense	4,511	7,554	15,838	22,225
Other (income) expense	65	(70)	(311)	(226)
Loss on early extinguishment of debt	532	—	3,004	—

Total other (income) expenses	5,108	7,484	18,531	21,999

Income (loss) before income taxes	259	(3,118)	11,610	(2,265)
Income tax expense (benefit)	—	(1,092)	—	(793)

Income (loss) before Medusa Spar LLC and cumulative effect of change in accounting principle	259	(2,026)	11,610	(1,472)
Income from Medusa Spar LLC, net of tax	287	—	768	—

Income (loss) before cumulative effect of change in accounting principle	546	(2,026)	12,378	(1,472)
Cumulative effect of change in accounting principle, net of tax	—	—	—	181

Net income (loss)	546	(2,026)	12,378	(1,291)
Preferred stock dividends	317	320	955	958

Net income (loss) available to common shares	$229	$(2,346)	$11,423	$(2,249)

Net income (loss) per common share:
Basic
Net income (loss) available to common before cumulative effect of change in accounting principle	$0.01	$(0.17)	$0.75	$(0.18)
Cumulative effect of change in accounting principle, net of tax	—	—	—	0.01

Net income (loss) available to common	$0.01	$(0.17)	$0.75	$(0.17)

Diluted
Net income (loss) available to common before cumulative effect of change in accounting principle	$0.01	$(0.17)	$0.74	$(0.18)
Cumulative effect of change in accounting principle, net of tax	—	—	—	0.01

Net income (loss) available to common	$0.01	$(0.17)	$0.74	$(0.17)

Shares used in computing net income:
Basic	17,552	13,679	15,192	13,640

Diluted	18,815	13,679	16,762	13,640

     Callon Petroleum Company is engaged in the exploration, development, acquisition and operation of oil and gas properties primarily in the Gulf Coast region. Callon’s properties and operations are geographically concentrated in the offshore waters of the Gulf of Mexico.

     This news release contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements include:

•	general economic conditions;

•	volatility of oil and natural gas prices;

•	uncertainty of estimates of oil and natural gas reserves;

•	impact of competition;

•	availability and cost of seismic, drilling and other equipment;

•	operating hazards inherent in the exploration for and production of oil and natural gas;

•	difficulties encountered during the exploration for and production of oil and natural gas;

•	difficulties encountered in delivering oil and natural gas to commercial markets;

•	changes in customer demand and producers’ supply;

•	uncertainty of our ability to attract capital;

•	compliance with, or the effect of changes in, the extensive governmental regulations regarding the oil and natural gas business;

•	actions of operators of our oil and gas properties;

•	weather conditions; and

•	the risk factors discussed in our filings with the Securities and Exchange Commission, including those in our Annual Report for the year ended December 31, 2003 on Form 10-K.

     The preceding estimates reflect our review of continuing operations only. These estimates do not take into account any material transactions such as sales of debt and equity securities, acquisitions or divestitures of assets, and formations of joint ventures. We continually review these types of transaction and may engage in one or more of these types of transactions without prior notice.

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